Exhibit 12

BB&T Corporation
Earnings To Fixed Charges
(Dollars in thousands)

	For the Three Months Ended
	March 31,				For the Years Ended December 31,

	2005		2004		2004		2003		2002		2001		2000

Earnings:
Income before income taxes	$ 594,053		$ 484,515		$ 2,322,362		$ 1,617,030		$ 1,790,697		$ 1,360,428		$ 1,013,006
Plus:
Fixed charges	404,210		281,878		1,232,111		1,306,218		1,713,021		2,438,401		2,586,815
Less:
Capitalized interest	96		105		638		514		504		798		470

Earnings, including interest on
deposits	998,167		766,288		3,553,835		2,922,734		3,503,214		3,798,031		3,599,351

Less:
Interest on deposits	241,299		166,777		729,660		755,677		1,003,058		1,566,269		1,685,248

Earnings, excluding interest on
deposits	$ 756,868		$ 599,511		$ 2,824,175		$ 2,167,057		$ 2,500,156		$ 2,231,762		$ 1,914,103

Fixed Charges:
Interest expense	$ 394,309		$ 273,626		$ 1,198,472		$ 1,272,787		$ 1,686,584		$ 2,414,936		$ 2,563,912
Capitalized interest	96		105		638		514		504		798		470
Interest portion of rent expense	9,805		8,147		33,001		32,917		25,933		22,667		22,433

Total Fixed Charges	$ 404,210		$ 281,878		$ 1,232,111		$ 1,306,218		$ 1,713,021		$ 2,438,401		$ 2,586,815

Less:
Interest on deposits	241,299		166,777		729,660		755,677		1,003,058		1,566,269		1,685,248

Total fixed charges excluding
interest on deposits	$ 162,911		$ 115,101		$ 502,451		$ 550,541		$ 709,963		$ 872,132		$ 901,567

Earnings to fixed charges:
Including interest on deposits	2.47	x	2.72	x	2.88	x	2.24	x	2.05	x	1.56	x	1.39	x

Excluding interest on deposits	4.65	x	5.21	x	5.62	x	3.94	x	3.52	x	2.56	x	2.12	x